Exhibit 3.14

CERTIFICATE OF FORMATION

OF

Potlatch QRS Minnesota, LLC

1. The name of the limited liability company is Potlatch QRS Minnesota, LLC.

2. The address of its registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

3. (Insert any other matters the members determine to include herein.

For example, if the LLC is to have a specific effective date of dissolution, set forth as an additional item: “The latest date on which the limited liability company is to dissolve is         N\A            .”

If a later effective date is desirable, set forth as an additional item: “This Certificate of Formation shall be effective on         N\A            .”)

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of Potlatch QRS Minnesota, LLC this 2nd day of February, 2009.

/s/ Pamela Mull
Pamela Mull, VP/General Counsel/ Corp. Sec.
Potlatch Forest Holdings, Inc.